----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
[ ] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
    subject to Section 16.  Form 4                                                                      |Expires:  January 31, 2005|
    or Form 5 obligations may                                                                           |Estimated average burden  |
    continue.  See Instruction 1(b).                                                                    |hours per response.....0.5|
                                                                                                        ----------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
|   Mulroney       Brian                 |   TRIZEC PROPERTIES, INC. (TRZ)                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|    (Last)      (First)       (Middle)  |3.IRS Identification   |4.Statement for Month/  |    Officer               Other         |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(specify below)|
|                                        |  Person, if an entity |                        |                                        |
| c/o Trizec Properties, Inc.            |  (Voluntary)          |                        |                                        |
| 1114 Avenue of the Americas, 31st Floor|                       |   May 2002             |-------------------------------         |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X   Form filed by One Reporting Person |
| New York        New York    10036      |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)      |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security     |2.Transac-  |3.Trans-     |4.Security Acquired (A) or       |5.Amount of      |6.Owner-    |7.Nature of  |
|  (Instr. 3)            |  tion Date |  action     |  Disposed of (D)                |  Securities     |  ship Form:|  Indirect   |
|                        |(Month/Day/ |  Code       |  (Instr. 3, 4 and 5)            |  Beneficially   |  Direct (D)|  Beneficial |
|                        |Year        |  (Instr. 8) |                                 |  Owned at End of|  or        |  Ownership  |
|                        |            |-------------|---------------------------------|  Month          |  Indirect  |  (Instr. 4) |
|                        |            | Code |  V   |     Amount     |(A)or |         |  (Instr. 3 and  |  (I)       |             |
|                        |            |      |      |                |(D)   |  Price  |  4)             |  (Instr. 4)|             |
|------------------------|------------|-------------|----------------|------|---------|-----------------|------------|-------------|
|No securities           |            |      |      |                |      |         |                 |            |             |
|beneficially owned      |            |      |      |                |      |         |                 |            |             |
|------------------------|------------|------|------|----------------|------|---------|-----------------|------------|-------------|
|                        |            |      |      |                |      |         |                 |            |             |
|                        |            |      |      |                |      |         |                 |            |             |
|------------------------|------------|-------------|----------------|------|---------|-----------------|------------|-------------|
|                        |            |      |      |                |      |         |                 |            |             |
|                        |            |      |      |                |      |         |                 |            |             |
|------------------------|------------|-------------|----------------|------|---------|-----------------|------------|-------------|
|                        |            |      |      |                |      |         |                 |            |             |
|                        |            |      |      |                |      |         |                 |            |             |
|------------------------|------------|-------------|----------------|------|---------|-----------------|------------|-------------|
|                        |            |      |      |                |      |         |                 |            |             |
|                        |            |      |      |                |      |         |                 |            |             |
|------------------------|------------|-------------|----------------|------|---------|-----------------|------------|-------------|
|                        |            |      |      |                |      |         |                 |            |             |
|                        |            |      |      |                |      |         |                 |            |             |
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Reminder: Report on a separate line for each class of securities owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v)
                  Potential persons who are to respond to
                  the collection of Information contained                 (Over)
                  in this form are not required to respond     SEC 1474   (3-99)

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
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|1.Title of|2.Conver-|3.      |4.Tran-  |5.Number of        |6.Date           |7.Title and      |8.Price of|9.Number|10.   |11.Nat-|
|Derivative|sion or  |Trans-  |  saction|  Derivative       | Exercisable     | Amount          |Derivative|  of    |Owner-|ure of |
|Security  |Exercise |action  |  Code   |  Securities       | and             | of              |Security  |deriv-  |ship  |Indir- |
|(Instr. 3)|Price of |Date    |(Instr.8)|  Acquired (A) or  | Expiration      | Underlying      |(Instr. 5)|ative   |Form  |ect    |
|          |Deriva-  |(Month/ |         |  Disposed of (D)  | Date            | Securities      |          |Securi- |of    |Bene-  |
|          |tive     |Day/    |         |  (Instr. 3, 4 and | (Month/Day/     | (Instr.         |          |ties    |Deriv-|ficial |
|          |Security |Year)   |         |  5)               |    Year)        | 3 and 4)        |          |Bene-   |ative |Owner- |
|          |         |        |         |                   |-----------------|-----------------|          |ficially|Secu- |ship   |
|          |         |        |         |                   |        |        |       |Amount or|          |Owned at|rity: |(Instr.|
|          |         |        |---------|-------------------|Date    |Expira- | Title |Number of|          |End of  |Direct|4)     |
|          |         |        |Code | V |    (A)  |    (D)  |Exercis-|ion     |       |Shares   |          |Month   |(D) or|       |
|          |         |        |     |   |         |         |able    |Date    |       |         |          |(Instr. |In-   |       |
|          |         |        |     |   |         |         |        |        |       |         |          |4)      |direct|       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |(I)   |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |(In-  |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |str.  |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |4)    |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 16.01   |05/08/02|J(1) |V  |   6,000 |         |10/31/02|10/31/08|Common |  6,000  |          |  6,000 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 16.97   |05/08/02|J(1) |V  |  12,000 |         |10/31/03|10/31/08|Common | 12,000  |          | 12,000 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 17.93   |05/08/02|J(1) |V  |  12,000 |         |10/31/04|10/31/08|Common | 12,000  |          | 12,000 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Employee  | 14.58   |05/08/02|J(1) |V  |  15,625 |         |   (3)  |11/01/07|Common | 15,625  |          | 15,625 |  D   |       |
|Stock     |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|Option    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right to |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|buy]      |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Warrant   | 14.58   |05/08/02|J(3) |V  |   6,250 |         |05/08/02|11/01/07|Common |  6,250  |          |  6,250 |  D   |       |
|[right    |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|to buy]   |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Warrant   | 22.84   |05/08/02|J(3) |V  | 200,000 |         |05/08/02|11/07/04|Common |200,000  |          |200,000 |  D   |       |
|[right    |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|to buy]   |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Warrant   | 11.48   |05/08/02|J(3) |V  |  25,000 |         |05/08/02|11/08/03|Common | 25,000  |          | 25,000 |  D   |       |
|[right    |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|to buy]   |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Exchange  |         |05/08/02|J(4) |V  |      51 |         |05/08/02|08/05/02|Common |     51  |          |     51 |  D   |       |
|Certifi-  |         |        |     |   |         |         |        |        |Stock  |         |          |        |      |       |
|cates     |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|[right    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|to buy]   |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|Exchange  |         |05/08/02|J(5) |V  |       6 |         |05/08/02|08/05/02|Common |         |          |        |      |By N.  |
|Certifi-  |         |        |     |   |         |         |        |        |Stock  |      6  |          |      6 |  I   |Mulro- |
|cates     |         |        |     |   |         |         |        |        |       |         |          |        |      |ney    |
|[right    |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
| to buy]  |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
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Explanation of Responses:

1)  Pursuant to reclassification exemption under Rule 16b-7, certain options to purchase Trizec Hahn Corporation subordinate voting shares held by the reporting person were exchanged for options to purchase shares of the Issuer's Common Stock on a one-for-one basis.
2)  Options vests as follows: 3,125 on November 1, 2002; 6,250 on each of November 1, 2003 and November 1, 2004.
3)  Pursuant to a reclassification exemption under Rule 16b-7, certain options to purchase Trizec Hahn Corporation subordinate voting shares held by the reporting person were exchanged for Warrants to purchase shares of the Issuer's Common Stock on a one-
    for-one basis.
4)  Pursuant to a reclassification exemption under Rule 16b-7, certain Trizec Hahn Corporation subordinate voting shares beneficially owned by the reporting person were exchanged for Issuer Exchange Certificates on a one-for-one basis.  Subject to certain conditions, each Exchange Certificate represents the right to receive one share of the Issuer's Common Stock without the payment of an additional exercise price.
5)  Pursuant to a reclassification exemption under Rule 16b-7, cetain Trizec Hahn Corporation subordinate voting shares beneficially owned by certain immediate family members of the reporting person were exchanged for Exchange Certificates of the Issuer's
    Common Stock on a one-for-one basis.  The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.

**Intentional misstatements or omissions of facts constitute Federal            /s/Brian Mulroney                      June 10, 2002
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               ------------------------------------   -------------
                                                                                  **Signature of Reporting Person          Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number